EXECUTION VERSION
Exhibit 1.1

FINAL TERMS
18 April 2012

Western Power Distribution (East Midlands) plc

Issue of £100,000,000 5.250% Senior Unsecured Notes due 17 January 2023 to be consolidated and form a single Series with the existing £600,000,000 5.250% Senior Unsecured Notes due 17 January
2023 issued on 17 May 2011 (the Existing Notes)

under the £3,000,000,000
Euro Medium Term Note Programme

Part A
Contractual Terms

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 27 April 2011 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the Prospectus Directive).  This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus.  Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus.  The Prospectus is available for viewing during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB.  The Prospectus and the Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com.

1	Issuer:	Western Power Distribution (East Midlands) plc
2	(i) Series Number:	1
	(ii) Tranche Number:	2 The Notes will be consolidated and form a single Series with the Existing Notes on or after the first day following the expiry of 40 days after the Issue Date (the Exchange Date).
3	Specified Currency or Currencies:	Sterling
4	Aggregate Nominal Amount:
	(i) Series	£700,000,000
	(ii) Tranche	£100,000,000
5	(i) Issue Price of Tranche:	110.06414287 per cent. of the Aggregate Nominal Amount of the Notes plus 93 days' accrued interest from and including 17 January 2012 to but excluding 19 April 2012
	(ii) Net Proceeds:	£110,898,159.26 (including 93 days' accrued interest of £1,334,016.39)
6	(i) Specified Denominations:	£100,000 and integral multiples of £l,000 in excess thereof up to and including £199,000. No Notes in definitive form will be issued with a denomination above £199,000.
	(ii) Calculation Amount: (Applicable to Notes in definitive form)	£1,000
7	(i) Issue Date:	19 April 2012
	(ii) Interest Commencement Date:	17 January 2012
8	Maturity Date:	17 January 2023
9	Interest Basis:	5.250 per cent. Fixed Rate
10	Redemption/Payment Basis:	Redemption at par
11	Change of Interest Basis	Not Applicable
or Redemption/ Payment Basis:
12	Put/Call Options:	Investor Put
(further particulars specified below)
13	(i) Status of the Notes:	Senior
	(ii) Date approval by Committee of the Board of Directors for issuance of Notes obtained:	4 April 2012
14	Method of distribution:	Syndicated
Provisions Relating to Interest (if any) Payable
15	Fixed Rate Note Provisions	Applicable
	(i) Rate of Interest:	5.250 per cent. per annum payable annually in arrear
	(ii) Interest Payment Date(s):	17 January in each year up to and including the Maturity Date, adjusted in accordance with the Following Business Day convention.
	(iii) Fixed Coupon Amount:	£52.50 per Calculation Amount
	(iv) Broken Amount(s):	Not Applicable
	(v) Day Count Fraction:	Actual/Actual (ICMA)
	(vi) Determination Dates(s):	17 January in each year
	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	None
16	Floating Rate Note Provisions	Not Applicable
17	Zero Coupon Note Provisions	Not Applicable
18	Index Linked Interest Note Provisions	Not Applicable
19	Dual Currency Interest Note Provisions	Not Applicable
20	Ratings Downgrade Rate Adjustment	Not Applicable
Provisions Relating to Redemption
21	Issuer Call	Not Applicable
22	Investor Put	Applicable (Condition 6(g) (Redemption at the Option of Noteholders on a Restructuring Event) applies).

	(i) Optional Redemption Date(s):	On the Put Date (as specified in the relevant Put Event Notice).
	(ii) Notice period (if other than as set out in the Conditions):	Not Applicable
	(iii) Optional Redemption Amounts of each Note and method, if any, of calculation of such amount(s):	£1,000 per Calculation Amount
23	Final Redemption Amount of each Note:	£1,000 per Calculation Amount
24	Early Redemption Amount of each Note payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required):	£1,000 per Calculation Amount
General Provisions Applicable to the Notes
25	Form of Notes:	Bearer
Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note.
	New Global Note:	Yes
26	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable
27	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No
28

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:
Not Applicable
29	Details relating to Instalment Notes:
	(i) Instalment Amount(s):	Not Applicable
	(ii) Instalment Date(s):	Not Applicable
30	Redenomination applicable:	Redenomination not applicable
31	Other final terms:	Not Applicable
Distribution
32	(i) If syndicated, names of Managers:	The Royal Bank of Scotland plc Lloyds TSB Bank plc Mizuho International plc RBC Europe Limited
	(ii) Date of Subscription Agreement:	18 April 2012
	(iii) Stabilising Manager (if any):	The Royal Bank of Scotland plc
33	If non-syndicated, name of relevant Dealer:	Not Applicable
34	U.S. Selling Restrictions:	Reg. S Compliance Category 2; TEFRA D
35	Additional selling restrictions:	Not Applicable

Purpose of Final Terms

These Final Terms comprise the final terms required to have admitted to the Official List of the FSA and admitted to trading in the Regulated Market of the London Stock Exchange the issue of Notes described herein pursuant to the £3,000,000,000 Euro Medium Term Note Programme of Western Power Distribution (East Midlands) plc and Western Power Distribution (West Midlands) plc.

Responsibility

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of
Western Power Distribution (East Midlands) plc

By:         /S/ IAN R. WILLIAMS

  Ian R. Williams

Part B
Other Information

1	Listing and Admission to Trading
	(i)	Listing and admission to trading:

Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc and admitted to the Official List of the Financial Services Authority with effect from 19 April 2012.

The Existing Notes are already admitted to trading on the Regulated Market of the London Stock Exchange plc and admitted to the Official List of the Financial Services Authority.

	(ii)	Estimate of total expenses related to admission to trading:	£3,600
36	Ratings
	Ratings:		The Notes to be issued have been rated:
Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.: BBB
Moody’s Investor Services Limited: Baal

Each of Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. and Moody's Investor Services Limited is established in the European Union and is registered under Regulation (EU) No 1060/2009 (the CRA Regulation).

In general, European regulated investors are restricted from using a rating for regulatory purposes if such rating is not issued by a credit rating agency established in the European Union and registered under the CRA Regulation unless the rating is provided by a credit rating agency operating in the European Union before 7 June 2010 which has submitted an application for registration in accordance with the CRA Regulation and such registration is not refused.

37	Interests of Natural and Legal Persons Involved in the Issue
So far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer, save for any fees payable to the Managers.
38	Reasons for the Offer, Estimated Net Proceeds and Total Expenses
	(i)	Reasons for the offer	General corporate purposes.
	(ii)	Estimated net proceeds:	Not Applicable
	(iii)	Estimated total expenses:	Not Applicable
39	Yield
	Indication of yield:		4.032 per cent. (semi-annual)
The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.
40	Performance of Index/Formula, Explanation of Effect on Value of Investment and Associated Risks and Other Information Concerning the Underlying
Not Applicable
41	Performance of Rate[s] of Exchange and Explanation of Effect on Value of Investment
Not Applicable

42	Operational Information
	(i)	Temporary ISIN Code applicable prior to the Exchange Date:	XS0773654511
		ISIN Code following the Exchange Date:	XS0627333221
	(ii)	Temporary Common Code applicable prior to the Exchange Date: Common Code following the Exchange Date:	077365451 062733322
	(iii)	Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable
	(iv)	Delivery	Delivery against payment
	(v)	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable
	(vi)	Intended to be held in a manner which would allow Eurosystem eligibility:	No